Exhibit 99.1

Arcus Biosciences Announces Third Quarter 2019 Financial Results and Recent Corporate Updates

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Demonstrated best-in-class potential of AB928, a selective adenosine receptor antagonist that efficiently blocks both A2a and A2b receptors, as evidenced by a favorable safety profile when combined with multiple backbone therapies, and early signs of clinical activity in four Phase 1 dose-escalation combination studies; efficacy data from multiple Phase 1b expansion studies are expected starting in mid-2020

-	Appointed Toni Ribas, M.D., Ph.D., internationally distinguished physician-scientist, to Board of Directors

HAYWARD, Calif. – (BUSINESS WIRE) – November 5, 2019 - Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage biopharmaceutical company focused on creating innovative cancer therapies, today announced financial results for the third quarter ended September 30, 2019 and provided corporate updates.

“Arcus is at an exciting and important point of inflection in its evolution,” said Terry Rosen, Ph.D., Chief Executive Officer. “We are now advancing our clinical-stage molecules into efficacy evaluation studies, with data expected starting in mid-2020.  At the 2019 ESMO Congress, we presented safety, pharmacokinetic and preliminary clinical activity data for AB928 across multiple combination regimens and in a variety of advanced tumor types. With these results and our expanding clinical development program, Arcus continues to mature on the path to becoming a fully integrated biopharmaceutical company.”

Recent Corporate Highlights

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Appointed Antoni (Toni) Ribas, M.D., Ph.D., to the company’s Board of Directors. Dr. Ribas is currently the President-Elect for the American Association for Cancer Research (AACR) and is an internationally recognized physician-scientist. Dr. Ribas has been instrumental in transforming the treatment paradigm for oncology patients, serving as principal investigator for multiple trials, including several involving the breakthrough cancer therapy, Keytruda®.

•	Selected 150 mg of AB928 as the recommended once-daily dose for expansion combination regimens across the AB928 program (four different combination backbones).
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Presented updated data from the Phase 1 safety dose-escalation portion of the AB928 combination trials, which included 40 patients across the four trials, at the European Society for Medical Oncology (ESMO) Congress.  As of the data cut-off (DCO) of September 6, 2019:

▪	Patients across all four clinical trials had very advanced, late-line metastatic disease, with a median of 3 to 4 prior lines of therapy.
▪	50% of eligible study patients had received, and progressed on prior immunotherapies (e.g., anti-PD(L)-1 and/or anti-CTLA4 antibodies).
▪	AB928 exhibits a favorable safety profile across multiple combination regimens, with no AB928-related Grade 4 or 5 adverse events.
▪	The pharmacokinetic (PK) and pharmacodynamic (PD) profiles of AB928 in cancer patients are similar to those previously characterized in healthy volunteers.
▪	Clinical activity, including five partial responses and disease stabilization beyond 6 months, was demonstrated across the four AB928 safety dose-escalation combination studies, with an overall disease control rate of 43%, supporting further evaluation in ongoing and planned Phase 1b expansion trials.
▪	Extensive biomarker characterization of patient tissue and blood samples across the AB928 program is ongoing.
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Began enrolling in the Phase 1 safety dose-escalation trial for AB928 in combination with pegylated liposomal doxorubicin (PLD) and IPI-549, a PI3Kγ inhibitor, in collaboration with Infinity Pharmaceuticals.

•	Began recruiting in the biomarker-selected tumor-agnostic Phase 1b trial for AB122, an anti-PD-1 antibody, in collaboration with Strata Oncology.
•	Initiated Phase 1 first-line pancreatic safety dose-escalation trial for AB680, the first small-molecule CD73 inhibitor to enter the clinic.

Upcoming Milestones & Presentations

•	Anticipated Upcoming Milestones
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Phase 1b expansion data from the ongoing AB928 trials starting in mid-2020. In addition to ongoing recruitment into the Phase 1b expansion in 2L+ prostate cancer in combination with AB122, the Company anticipates initiating a Phase 1b/2 prostate cancer platform trial in early 2020 to investigate earlier lines of therapy in combination with standard of care agents.

▪	Phase 1b expansion data from the single-agent AB122 biomarker-selected tumor-type agnostic trial being conducted in collaboration with Strata Oncology, starting in mid-2020.
▪

Safety dose-escalation data from the ongoing trial investigating AB154 in combination with AB122, in mid-2020.  In addition, the Company anticipates initiating a Phase 2 trial, to investigate AB154 in combination with AB122 in patients with non-small cell lung cancer, in early 2020.

▪	Safety dose-escalation data from the trial investigating AB680 in combination with AB122 and gemcitabine/nab-paclitaxel in patients with first-line metastatic pancreatic cancer starting in mid-2020.
▪	Selection of a potentially best-in-class clinical development candidate from the Company’s discovery program targeting HIF-2α at the end of 2019/early 2020.

•	Upcoming Presentations
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34th Annual Meeting of the Society for Immuno-Therapy of Cancer (SITC); National Harbor, MD; November 6-10, 2019. At SITC, the Arcus Research team is presenting data, corresponding to the following abstracts, that: demonstrate the importance of the A2b receptor in adenosine-mediated tumor immunosuppression, support the rationale for development of CD73 inhibitors in gastrointestinal cancers, and provide an overview of the pharmacokinetic and pharmacodynamic properties of AB154.

o	Abstract Number P557: A2bR contributes to adenosine-mediated immunosuppression, which is relieved by the dual A2aR/A2bR antagonist AB928.
o	Abstract Number P379: Phase 1 Safety Study in healthy volunteers of AB680, a small-molecule inhibitor of CD73 and rationale for combination therapy in patients with gastrointestinal malignancies.
o	Abstract Number P260: Characterization of AB154, a humanized, non-depleting α-TIGIT antibody undergoing clinical evaluation in subjects with advanced solid tumors.
▪	AACR Tumor Immunology & Immunotherapy Symposium; Boston, MA; November 17-20, 2019.
•	Abstract titled: CD73 Inhibition enhances the effect of anti-PD-1 therapy on KRAS mutated pancreatic cancer model.

Please refer to Arcus’s pipeline at www.arcusbio.com for the company’s most current pipeline and development plans.

Financial Results for the Third Quarter and Nine Months Ended September 30, 2019

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Cash, cash equivalents and investments were $197.0 million, as of September 30, 2019, compared to $224.4 million at June 30, 2019. The decrease was primarily due to the utilization of cash to fund our operations. Based on our current operating plans, we anticipate that our cash, cash equivalents and investments will be sufficient to fund operations into 2021.

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Revenues:  Collaboration and license revenue for the third quarter of 2019 was $1.8 million, compared to $4.3 million for the same period in 2018.  The decrease in revenue was due to Taiho Pharmaceutical’s exercise of a development and commercialization option in Japan and certain other Asian territories (excluding China) to our A2R program in 2018 that resulted in recognition of $3.0 million of revenue during the third quarter of 2018, partially offset by an increase in revenue recognized during the third quarter of 2019, related to our Taiho collaboration and license agreement, resulting from our adoption in 2019 of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606). Collaboration and license revenue for the nine months ended September 30, 2019 was $5.3 million, compared to $6.8 million for the same period in 2018.

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R&D Expenses: Research and development expenses for the third quarter of 2019 were $17.2 million, compared to $12.9 million for the same period in 2018.  The increase in research and development expenses was primarily due to an increase in clinical activities for our ongoing clinical programs and an increase in R&D headcount and related costs. Research and development expenses for the nine months ended September 30, 2019 were $57.8 million, compared to $38.2 million for the same period in 2018.

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G&A Expenses: General and administrative expenses for the third quarter of 2019 were $7.8 million, compared to $3.6 million for the same period in 2018. The increase in general and administrative expenses were primarily due to an increase in G&A headcount and related costs, as well as additional compliance costs related to operations as a public company. General and administrative expenses for the nine months ended September 30, 2019 were $18.6 million, compared to $10.0 million for the same period in 2018.

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Net Loss: Net loss for the third quarter of 2019 was $22.4 million, compared to $10.8 million for the same period in 2018.  The increase in net loss as compared to the prior period was primarily attributable to an increase in operating expenses and a decrease in revenue as noted above. Net loss for the nine months ended September 30, 2019 was $68.1 million, compared to $37.3 million for the same period in 2018.

About Arcus Biosciences

Arcus Biosciences is a clinical-stage biopharmaceutical company focused on creating innovative cancer therapies. Arcus has four programs in the clinic targeting important oncology/immuno-oncology pathways: (1) AB928, a dual antagonist of adenosine receptors A2aR and A2bR, being evaluated in several Phase 1/1b trials in combination with multiple regimens across a range of tumor types, (2) AB680, a small molecule inhibitor of CD73, being evaluated in a Phase 1/1b pancreatic cancer trial, (3) AB122, an anti-PD-1 antibody, being evaluated in a biomarker-selected tumor-agnostic Phase 1b trial, and (4) AB154, an anti-TIGIT antibody being evaluated in combination with AB122. Arcus has extensive in-house expertise in medicinal chemistry, immunology, biochemistry, pharmacology and structural biology. Utilizing these unique capabilities, Arcus has developed a robust and active early-stage discovery effort focused on small-molecule pipeline expansion. For more information about Arcus Biosciences, please visit www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, Arcus’s expectations regarding anticipated milestones and timelines, as well as anticipated operating expenses and capital expenditure requirements, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied.  Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with pharmaceutical product development and clinical trials, delays in our clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials, the emergence of adverse events or other undesirable side effects, risks associated with preliminary and interim data, and changes in the competitive landscape for our programs.  Risks and uncertainties facing Arcus are described more fully in Arcus’s quarterly report on Form 10-Q for the quarter ended September 30, 2019 filed on November 5, 2019 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

The Arcus name and logo are trademarks of Arcus. All other trademarks belong to their respective owners.

Source: Arcus Biosciences

CONTACTS

Katherine Bock

(510) 694-6231

kbock@arcusbio.com

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	September 30,	December 31,
	2019	2018 (1)
ASSETS
Current assets:
Cash and cash equivalents	$78,992	$71,064
Short-term investments	111,997	185,480
Receivable from collaboration partners	5,276	—
Prepaid expenses and other current assets	4,223	2,321
Amounts owed by a related party	—	83
Total current assets	200,488	258,948
Long-term investments	5,992	3,181
Property and equipment, net	10,011	11,107
Equity investment in related party	—	1,202
Restricted cash	203	203
Other long-term assets	263	284
Total assets	$216,957	$274,925
LIABILITIES
Current liabilities
Accounts payable	$2,905	$3,102
Accrued liabilities	9,662	6,023
Deferred revenue, current	7,000	6,250
Other current liabilities	1,490	1,560
Total current liabilities	21,057	16,935
Deferred revenue, noncurrent	13,772	16,984
Deferred rent	3,875	4,272
Other long-term liabilities	1,026	1,792
Total liabilities	39,730	39,983
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	365,898	357,873
Accumulated deficit	(188,728)	(122,828)
Accumulated other comprehensive loss	53	(107)
Total stockholders’ equity (deficit)	177,227	234,942
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$216,957	$274,925

(1)

Derived from the audited financial statements for the year ended December 31, 2018, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, dated March 5, 2019.

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Collaboration and license revenue	$1,750	$4,291	$5,250	$6,791
Operation expenses:
Research and development	17,241	12,859	57,795	38,210
General and administrative	7,758	3,577	18,637	9,956
Total operating expenses	24,999	16,436	76,432	48,166
Loss from operations	(23,249)	(12,145)	(71,182)	(41,375)
Non-operating income (expense):
Interest and other income (expense), net	1,254	1,519	4,272	3,410
Gain on deemed sale from equity method investee	—	—	—	1,229
Share of loss from equity method investee	(357)	(186)	(1,202)	(563)
Total non-operating income, net	897	1,333	3,070	4,076
Net loss	(22,352)	(10,812)	(68,112)	(37,299)
Other comprehensive gain (loss)	(59)	(25)	160	(66)
Comprehensive loss	$(22,411)	$(10,837)	$(67,952)	$(37,365)
Net loss per share, basic and diluted	$(0.51)	$(0.25)	$(1.56)	$(1.16)
Weighted-average number of shares used to compute basic and diluted net loss per share	43,939,281	42,838,098	43,750,154	32,056,675